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                                                                     EXHIBIT 3.2



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ARBOR SOFTWARE CORPORATION


                             A Delaware corporation
                  (Pursuant to Sections 242, 245 and 248 of the
                        Delaware General Corporation Law)



        ARBOR SOFTWARE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST: That the name of this corporation is Arbor Software Corporation, and that this corporation was originally incorporated on April 12, 1991 pursuant to the General Corporation Law.

        SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law;

                NOW, THEREFORE, BE IT RESOLVED, that the Restated
        Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

                                 ARTICLE I

        The name of the corporation is Hyperion Solutions Corporation.

                                 ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.



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                                ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE IV

        This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Three Hundred and Five Million (305,000,000) shares of capital stock. Of such authorized shares, Three Hundred Million (300,000,000) shares shall be designated "Common Stock," and have a par value of $0.001 per share, and Five Million (5,000,000) shares shall be designated "Preferred Stock," and have a par value of $0.001 per share.

        The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                 ARTICLE V

        Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the Bylaws of this Corporation.

                                 ARTICLE VI

        The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (regardless of any existing vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).



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        Directors shall be divided into three classes, as equal in number as reasonably possible, with the term of office of the first class to expire at the 1999 annual meeting of stockholders, the term of office of the second class to expire at the 2000 annual meeting of stockholders and the term of office of the third class to expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of term for which elected, and until their respective successors are elected and qualified, except in the case of the death, resignation or removal of any director. Directors need not be stockholders.

        Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

        The business of the corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

                                ARTICLE VII

        Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                ARTICLE VIII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by Board of Directors or in the Bylaws of this corporation

                                 ARTICLE IX

        A director of this corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this



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Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE X

        No action required to be taken or that may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                 ARTICLE XI

        Section 1. The corporation shall hold harmless and indemnify any person entitled to the benefits of indemnification pursuant to this Article XI (such person being hereinafter referred to as "Indemnitee") to the full extent authorized or permitted by the provisions of Section 145 of the Delaware General Corporation Law, as amended (the "Law"), as such may be amended from time to time, and by this Article XI, as such may be amended. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

                  (a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the corporation. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

                  (b) Proceedings by or in the Right of the Corporation. Indemnitee shall be entitled to the rights of indemnification provided in this
Section 1(b) if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the corporation to procure a judgment in its favor. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the corporation unless and to the extent than the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.



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                  (c) Indemnification for Expenses of a Party Who is Wholly or
Partly Successful. Notwithstanding any other provision of this Article XI, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1 and without limitation, the termination of any claim issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

         Section 2. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1, the corporation shall indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the corporation), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the corporation's obligations pursuant to these Bylaws or any indemnification agreement between the corporation and Indemnitee shall be that the corporation shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful under Delaware law.

         Section 3.

                  (a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and corporation hereby waives and relinquishes any right of contribution it may have against Indemnitee. The corporation shall not enter into any settlement of any action, suit or proceeding in which corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

                  (b) Without diminishing or impairing the obligations of the corporation set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), corporation shall contribute to the amount of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the corporation and all officers, directors or employees of the corporation other than



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Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of corporation and all officers, directors or employees of the corporation other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of corporation and all officers, directors or employees of the corporation other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.

                  (c) The corporation shall fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the corporation other than Indemnitee who may be jointly liable with Indemnitee.

         Section 4. Notwithstanding any other provision of this Article XI, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

         Section 5. Notwithstanding any other provision hereof, the corporation shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnity's Corporate Status within ten days after the receipt by the corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. Notwithstanding the foregoing, the obligation of the corporation to advance Expenses pursuant to this Section 5 shall be subject to the condition that, if, when and to the extent that the corporation determines that Indemnitee would not be permitted to be indemnified under applicable law, the corporation shall be entitled to be reimbursed, within thirty (30) days of such determination, by Indemnitee (who hereby agrees to reimburse the corporation) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the corporation that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the corporation for any advance of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

         Section 6. It is the intent of the corporation to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the law and public policy of the State of Delaware. Accordingly, the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification

                  (a) To obtain indemnification (including, but not limited to, the advancement of Expenses and contribution by the corporation), Indemnitee shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

                  (b) Upon written request by Indemnitee for indemnification pursuant to the first sentence hereof, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the election of Indemnitee: (1) by a majority vote of the disinterested directors, even though less than a quorum, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors). Indemnitee or the corporation, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the corporation or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 12 hereof, and the objection shall set form with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written retest for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the corporation or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the corporation or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The corporation shall pay any and an reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the corporation shall pay an reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

                  (d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification if Indemnitee has submitted a request for indemnification in accordance with
Section 6(a) hereof. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.


                  (e) Indemnitee shall be deemed to have acted in good faith if Indemnitee's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Article XI. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

                  (f) The corporation acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

                  (g) If the person, persons or entity empowered or selected under this Article XI to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30 day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) hereof and if (A) within fifteen
(15) days after receipt by the corporation of the request for such determination the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

                  (h) Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel member of the Board of Directors, or stockholder of the corporation shall act reasonably and in good faith in making a determination under any indemnification agreement related to the Indemnitee's entitlement to indemnification. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the corporation (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the corporation shall indemnify and hold Indemnitee harmless therefrom.

         Section 7.

                  (a) In the event that (i) a determination is made pursuant to this Article XI that Indemnitee is not entitled to indemnification hereunder,
(ii) advancement of Expenses is not timely made pursuant to Section 5 hereof,
(iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) hereof within 90 days after receipt by the corporation of the request for indemnification, (iv) payment of indemnification is not made pursuant to the terms of this Article XI or any indemnification agreement between the corporation and the Indemnitee within ten (10) days after receipt by the corporation of a written request therefor, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 hereof, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The corporation shall not oppose Indemnitee's right to seek any such adjudication.

                  (b) In the event that a determination shall have been made pursuant to Section 6(b) hereof that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

                  (c) If a determination shall have been made pursuant to
Section 6(b) hereof that Indemnitee is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent a prohibition of such indemnification under applicable law.

                  (d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, the terms of this Article XI or any indemnification agreement between the corporation and Indemnitee, or to recover under any directors' and officers' liability insurance policies maintained by the corporation the corporation shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 12 hereof) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

                  (e) The corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of contained in this Article XI are not valid, binding and enforceable and shall stipulate in any such court that the corporation is bound by all the provisions of this Article XI.

         Section 8.

                  (a) The rights of indemnification provided hereunder shall not be deemed exclusive any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation of the corporation, any indemnification agreement between the corporation and Indemnitee, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of these Bylaws or of any provision hereof shall limit or restrict any right of Indemnitee hereunder in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently hereunder and any indemnification agreement between the corporation and Indemnitee, it is the intent of the parties hereto that Indemnitee shall enjoy the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

                  (b) To the extent that the corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

                  (c) In the event of any payment pursuant to this Article XI or any indemnification agreement between the corporation and Indemnitee shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the corporation to bring suit to enforce such rights.

                  (d) The corporation shall not be liable to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         Section 9. Notwithstanding any other provision of hereunder, Indemnitee shall not be entitled to indemnification with respect to any Proceeding brought by Indemnitee, or any claim therein, unless (a) the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors or
(b) such Proceeding is being brought by the Indemnitee to assert his rights as set forth herein or in any indemnification agreement between the corporation and Indemnitee.

         Section 10. All agreements and obligations of the corporation contained in this Article XI shall continue during the period Indemnitee is a director or officer of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. The terms of this Article XI shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. The terms of this Article XI shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the corporation or any other enterprise at the corporation's request.

         Section 11. To the extent requested by the Indemnitee and approved by the Board of Directors, the corporation may at any time and from time to time provide security to the Indemnitee for the corporation's obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

         Section 12. For purposes of this Article XI:

                  (a) "Corporate Status" describes the status of a person who is or was a director, officer, employee or agent or fiduciary of the corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the express written request of the corporation.

                  (b) "Disinterested Director" means a director of the corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

                  (c) "Enterprise" shall mean the corporation and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the express written request of the corporation as a director, officer, employee, agent or fiduciary.

                  (d) "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding.

                  (e) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the corporation or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Article XI or any indemnification agreement between the corporation and Indemnitee, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or Indemnitee in an action to determine Indemnitee's rights under this Article XI or any indemnification agreement between the corporation and Indemnitee. The corporation agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this
Article XI or any indemnification agreement between the corporation and Indemnitee or its engagement pursuant hereto or thereto.

                  (f) "Proceeding" includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the corporation or otherwise and whether civil, criminal administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director of the corporation, by reason of any action taken by him or of any inaction on his part while acting as a director of the corporation, or by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under any indemnification agreement between the corporation and Indemnitee; excluding, however, any suit initiated by an Indemnitee pursuant to
Section 7 hereof to enforce his rights under this Article XI.

         Section 13. If any provision or provisions of this Article XI shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article XI (including without limitation, each portion of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, (b) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each portion of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

                                   ARTICLE XII

         This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     * * * *

         THIRD: The Restated Certificate of Incorporation as set forth above has been duly adopted by this corporation's Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, ARBOR SOFTWARE CORPORATION has caused this Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this _____ day of August, 1998.

                                            ARBOR SOFTWARE CORPORATION



                                            ____________________________________
                                            John M. Dillon
                                            President and Chief Executive
                                            Officer



ATTEST:



__________________________________
Robert V. Gunderson, Jr.
Secretary